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                                                                      EXHIBIT 99

                                 RISK FACTORS

     From time to time we have made, and may in the future make, forward-looking statements, based on our then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those expressed or implied in the forward-looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below. We do not undertake to update or revise our forward-looking statements publicly even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

We may not become profitable.

     We have generated only nominal revenues from operations to date. We have incurred operating and net losses since our inception and we expect to incur significant operating and net losses for at least the next several years. In particular, we had net losses of $96.7 million and $47.0 million in 1999 and the 1998, and an accumulated deficit of $239.5 million at December 31, 1999. We may not develop a successful business or achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

     .    raise adequate additional capital when required;

     .    attract and retain an adequate customer base;

     .    acquire adequate access rights for our network;

     .    deploy and commercialize our network;

     .    attract and retain experienced and talented personnel; and

     .    establish strategic business relationships.

We may not be able to do any of these successfully.

In view of our brief operating history and change of strategy, you may have difficulty evaluating us.

     We have a limited operating history. We commenced commercial operations in November 1996 as a provider of wireless broadband capacity to communications providers on a wholesale carriers' carrier basis. The Company altered its strategy in 1998 to sell a variety of broadband internet services to end-user customers and began offering such services in the Seattle, Washington, Portland, Oregon and Phoenix, Arizona markets. During 1999, the Company's strategy evolved to that of providing high speed broadband IP services to businesses, and in September 1999, the Company introduced 100 mbps internet access service to businesses in the San Jose, California area. This may cause you to have difficulty evaluating our performance.

If we are unable to obtain additional capital, we may not be able to expand our network or fund our operations.

     We estimate that we will require in excess of $750 million over the next several years to fund capital expenditures, working capital and operations. We will need to raise substantial additional capital to fully fund our business plan. We may be unable to obtain additional financing when needed or on acceptable terms. Our failure to access capital on acceptable terms or delays in obtaining financing could result in the modification, delay or abandonment of some or all of our business plan.
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Our high leverage creates financial and operating risks that could adversely affect us.

     We have a significant amount of debt. We expect to incur substantial additional debt to finance our business strategy. Our high leverage could have adverse consequences to us, including:

     . requiring us to use a substantial portion of our cash flow from operations to make payments on debt;

     . limiting our flexibility to respond to changes in the industry and economic conditions generally;

     . in the event of default, forcing us to renegotiate or refinance our debt at less favorable terms, preventing us from obtaining future financing, forcing us to sell our assets and restricting our operations;

     . making us more vulnerable to adverse economic conditions in the event of an economic downturn; and

     . placing us at a competitive disadvantage to competitors with less leverage.

We may be unable to generate sufficient revenue or growth to repay or refinance our debt when due.

     Our ability to make principal and interest payments on our indebtedness will depend in part upon our future operating performance and cash flow and our ability to obtain additional debt or equity financing on acceptable terms. These will depend on a number of factors, many of which are out of our control. If we are unable to generate sufficient cash flow to meet our debt obligations, we may be required to renegotiate the payment terms or to refinance all or a portion of our indebtedness on less favorable terms or to sell assets. We may not be able to do any of these things successfully and doing these things may limit our operating flexibility and growth.

If our services do not achieve market acceptance we may be unable to generate sufficient revenue.

     We and other providers have only recently begun to market fixed wireless services. Because the provision of broadband Internet services represents an emerging sector of the telecommunications industry, the demand for our services is uncertain. We cannot assure you that any substantial market will develop for our services. The demand for our products may be adversely affected by:

     . historical perceptions of the unreliability of previous wireless technologies;

     .    concerns about the security of transmissions over wireless networks;

     .    the lack of market history of operational fixed wireless services;

     . possible desire of customers to acquire telecommunications services from a single provider;

     . availability and pricing of alternative broadband and narrowband Internet services;

     .    general and local economic conditions;

     .    changes in products and technology; and

     .    potential impact of government regulation on our services.

     Insufficient acceptance of our services due to one or more of these or other factors would adversely affect future revenues.
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Our equipment, equipment suppliers and service providers may not perform as we expect, which could delay or affect the quality of our services.

     Some of the equipment we are deploying in our network has not been widely used. This equipment may not provide us with the functionality or quality we expect. Also, our equipment suppliers may not be able to timely provide us with equipment we need to build our network and deliver our services. The service providers we use to deploy our networks also may not perform as we plan. Any of these could delay the deployment of our network, adversely affect the quality of our service, reduce our revenues or increase our costs.

Because of our limited experience, we may be unsuccessful in executing our strategy.

     We may be unsuccessful in executing our strategy. We have limited experience providing broadband Internet services. We also have limited experience in deploying, maintaining and operating broadband networks. We may not effectively be able to do these things. We also may not effectively manage the third party relationships upon which our success depends. In addition, we may not be able to manage our planned rapid implementation of our business plan in multiple markets. The failure to do any of these could increase our costs and adversely affect our market penetration.

Our market is highly competitive and we may be unable to compete effectively, especially against competitors with greater financial and other resources.

     We operate in a highly competitive environment and may not be able to successfully compete. We compete with other providers of telecommunications services that use a variety of telecommunications technologies including copper, fiber, cable, mobile and fixed wireless and satellite networks. We also expect to compete with new providers and technologies not yet introduced. To date, we do not have a significant market share in any of the markets in which we are operating. Given the intense competition we may be unable to compete effectively with these and other technologies and service providers and consequently we may be unable to attract customers and grow and maintain our sales.

     Our current and potential competitors include:

     .    local exchange carriers;

     .    fiber and wireless service providers and cable television operators;

     . providers of services which are in competition with our product offerings (for example, Internet service providers);

     . competitors taking advantage of the recent and pending auctions of spectrum capable of supporting services comparable to those provided by us; and

     . companies which have filed applications with the FCC to develop global broadband satellite systems which may be used to provide broadband voice and data services.

     Many of these competitors are larger and have greater financial and other resources than we have. As a result, these competitors may be able, among other things, to develop and exploit new technologies, adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their services or more rapidly deploy and build-out a network than us.
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We may lose sales to our competitors if we are unable to adapt to changes in technology and industry requirements.

     The telecommunications industry and market for data services have been characterized by:

     .    rapid technological advances;

     .    changes in end-user requirements;

     .    frequent new service introductions;

     .    evolving industry standards; and

     .    decreases in the cost of equipment.

     If we are unable to offer broadband Internet services that exploit advanced technologies or unable to anticipate or adapt to evolving industry standards, we may lose sales to our competitors. In particular:

     . our services may become economically or technically outmoded by current or future technologies with which we may compete;

     . we may not be able to arrange to offer the new services required by our customers;

     . we may not have sufficient resources to develop or acquire new technologies or introduce new services capable of competing with future technologies or service offerings; and

     . the cost of our equipment and network may decline slower than that of competitive alternatives.

We may be delayed or prevented from deploying our network by our inability to secure suitable locations for our transceivers.

     We install our transceivers and antennas primarily on rooftops of buildings and on other tall structures. Therefore, we must generally secure building access rights and access to conduits and wiring from building owners. In addition, we may require construction, zoning, franchises or other governmental permits. If we are unable to secure suitable access or any permits in any market we may be unable to deploy our network timely or at all in that market.

Because our wireless transmission equipment must have a direct line of sight, the costs of deploying our networks may increase.

     If there are only a limited number of available buildings in any market which provide a clear line of sight for transmissions, engineering our network may be impracticable or uneconomical. In some markets we may need to engineer our transmission links to go around tall buildings and other obstacles. Our services are also adversely affected by heavy rainfall. In markets that experience heavy rainfall, our transmission links may need to be engineered for shorter distances and greater power to maintain transmission quality. These engineering changes may increase our costs.
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FCC and other government regulation could result in forfeiture or loss of value of our licenses or otherwise limit our operations or increase our costs.

     The telecommunications services offered by us are subject to regulation by federal, state and local government agencies. In particular, the FCC imposes, among others, the following requirements on our operations:

     . in order to renew our licenses, many of which will expire in February 2001, we will need to demonstrate that we are providing a substantial service within the area covered by each license;

     . we must not remove equipment or otherwise render the station incapable of providing service; and

     . if we acquire or dispose of licenses we must obtain prior FCC approval.

We cannot be sure how the FCC will interpret and apply these requirements to us. If we are unable to comply with FCC renewal requirements or with other FCC regulations our licenses may be canceled or subject to forfeiture and other FCC sanctions may be imposed on us. Any such sanctions may result in loss of value of our licenses.

     The growth and development of our business may also be prevented or slowed by other governmental regulation, including:

     . laws and regulations applicable generally to the provision of wireless data services;

     .    laws and regulations governing competition;

     . failure or significant delay in obtaining or maintaining any regulatory approvals; and

     .    restrictions on transfer of the licenses.

If our licenses lose value, our stock price could suffer.

     Our wireless licenses are integral assets of our business. The value of any or all of our licenses could decrease as a result of:

     .    increases in supply of spectrum that provides similar functionality;

     .    a decrease in the demand for services offered with these licenses;

     .    values placed on similar licenses in future FCC auctions; and

     .    regulatory limitations on transfers of these licenses.

Should the value of our licenses decrease, our stock price could decline.
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Inability to acquire additional licenses may slow the expansion of our network.

     We may seek to acquire or manage additional licenses in order to expand our geographic coverage or to enhance our ability to provide service to our current target market or to customers we may target in the future. Should we be unable to acquire additional radio spectrum on favorable terms the development of our network may be slowed down.

We may be unable to retain or exploit broadband licenses in foreign countries, and foreign governmental regulation may slow our expansion into those countries.

     Entities owned by us have obtained licenses to provide broadband services in some Western European countries. Moreover, entities owned by us or in which we have a substantial interest have applied or may apply for such licenses in various other countries. We may not be able to retain or obtain these licenses. Additionally, changes in foreign laws and regulations may result in our foreign licenses being subject to forfeiture or other sanctions. Our inability to retain or obtain licenses and any acts of foreign authorities which reduce the value of our existing licenses may result in our inability to successfully expand into foreign markets.

We may have difficulty managing the expansion of our operations which could result in increased costs, high employee turnover or damage to customer relationships.

     The implementation of our business plan may result in a period of rapid growth in the number of our employees and the scope of our operations. Rapid expansion could place a significant strain on our management, financial and other resources. We may have difficulty obtaining additional facilities as well as managing budgeting, forecasting, hiring and other business control issues presented by such a rapid expansion. This could, among other things, result in delays in billing and collections of revenue from our customers as well as in increased costs. Moreover our difficulty in managing the expansion of our operations may increase employee turnover and adversely affect our relationships with customers.

Lack of effective "back office" systems may adversely affect the provision of services, result in customer dissatisfaction or delayed billing or collection of revenue.

    Our billing, provisioning, customer service, network management and other "back office" systems remain largely undeveloped. Significant development work by us or a third-party provider will be required to develop such systems.
Delays in developing and implementing such systems may have a negative impact on our ability to offer our services. Such delays may also result in customer dissatisfaction, delay billing or collection of revenue.

If we are unable to attract or retain qualified personnel we may experience difficulty developing our business.

     The implementation of our business strategy will require the addition of a significant number of qualified personnel. Our success will be dependent, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for such personnel is intense, particularly for those experienced in information technology. We may be unable to attract and retain additional key employees or retain our current key employees at a reasonable cost, if at all. The failure to attract and retain such personnel at reasonable costs could prevent us from implementing all or some of our business plan.

Equipment failure or interruption of service could adversely affect consumer confidence and our reputation.

     Our operations will require that our network, including leased fiber-optic connections, operates on a continuous basis. The network and facilities utilized by us may from time to time experience service interruptions or equipment failures. Should this occur consumer confidence and our reputation could be adversely affected.
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We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect.

     We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

     . experience difficulties integrating acquired operations and personnel into our operations;

     .    divert resources and management time;

     . be unable to maintain uniform standards, controls, procedures and policies;

     .    enter markets or businesses in which we have little or no experience;
          and

     .    find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     Our officers and directors and parties related to them will control approximately a significant percent of the voting power of our outstanding capital stock. Further, holders of our preferred stock representing approximately 45% of our voting power have agreed to vote as jointly directed by our stockholders U.S. Telesource, Inc., a wholly owned subsidiary of Qwest, and Oak Investment Partners. In addition, each of U.S. Telesource and Oak currently has the right to designate a director. Therefore, the officers and directors and related parties, particularly U.S. Telesource and Oak, are able to significantly influence any matter requiring shareholder approval.